Exhibit 10.18

Power of Attorney

Client: Fujian Longhuang Biotech Co., Limited

Trustee: Fujian Aoxuanlaisi Biotechnology Co., Ltd.

Matter: Exclusive overseas direct sales and distribution of caviar.

Authorization scope: The trustee is exclusively granted the right to trade the caviar produced by Party A in overseas markets. This includes the authority to engage in business activities such as overseas investment promotion and market development, including but not limited to overseas direct sales, independent confirmation and authorization of overseas distribution agents, establishment of direct sales contracts and distribution agency contracts, product import and export, and payment of goods.

Validity Period: From 15th December 2020 to 15th December 2035.

Client: Fujian Longhuang Biotech Co., Limited

/s/ Fujian Longhuang Biotech Co., Limited

Trustee: Fujian Aoxuanlaisi Biotechnology Co., Ltd.

/s/ Fujian Aoxuanlaisi Biotechnology Co., Ltd.

10th December 2020